     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 12, 1996
                                                     REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                              MEDAPHIS CORPORATION
             (Exact name of registrant as specified in its charter)

             DELAWARE                              58-1651222
  (State or other jurisdiction of               (I.R.S. Employer
  incorporation or organization)               Identification No.)

                            2700 CUMBERLAND PARKWAY
                                   SUITE 300
                             ATLANTA, GEORGIA 30339
   (Address, including zip code, of registrant's principal executive offices)

                               RANDOLPH G. BROWN
                CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                            2700 CUMBERLAND PARKWAY
                                   SUITE 300
                             ATLANTA, GEORGIA 30339
                                 (770) 444-5300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                WITH COPIES TO:

         ROBERT W. MILLER                      WILLIAM R. SPALDING
          KING & SPALDING                     MEDAPHIS CORPORATION
       191 PEACHTREE STREET            2700 CUMBERLAND PARKWAY, SUITE 300
    ATLANTA, GEORGIA 30303-1763              ATLANTA, GEORGIA 30339
          (404) 572-4600                         (770) 444-5300

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ---------------------
                        CALCULATION OF REGISTRATION FEE
===========================================================================

- -----------------------------------------------------------------------------------------------------------
                                                     PROPOSED MAXIMUM   PROPOSED MAXIMUM
TITLE OF SECURITIES TO BE              AMOUNT TO    OFFERING PRICE PER AGGREGATE OFFERING     AMOUNT OF
  REGISTERED                         BE REGISTERED       SHARE(1)           PRICE(1)      REGISTRATION FEE
- -----------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share............................      750,000            $37            $27,750,000        $9,568.97
- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(c) under the Securities Act of 1933, as amended, such amounts are based on the average of the high and low prices per share of Common Stock of Medaphis Corporation on July 11, 1996, as reported on The Nasdaq National Market.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8 (A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                      SUBJECT TO COMPLETION, JULY 12, 1996

PROSPECTUS

                                 750,000 SHARES

                              MEDAPHIS CORPORATION

                                  COMMON STOCK
                                ($.01 PAR VALUE)
                             ---------------------
     The 750,000 shares (the "Shares") of common stock, $.01 par value ("Common Stock"), of Medaphis Corporation ("Medaphis" or the "Company") may be offered for sale from time to time by and for the account of certain stockholders of Medaphis (the "Selling Stockholders"). See "Selling Stockholders." The Selling Stockholders acquired the Shares in connection with the acquisition of Medical Management Sciences, Inc. ("MMS") by Medaphis. Medaphis is registering the Shares pursuant to the Registration Rights Agreement dated December 29, 1995, among Medaphis and the former stockholders of MMS (the "Registration Rights Agreement"). Medaphis will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders, but has agreed to bear certain expenses of registration of the Shares. See "Plan of Distribution."

     The Common Stock is listed on The Nasdaq National Market under the symbol "MEDA." On July 11, 1996, the last reported sale price of the Common Stock on The Nasdaq National Market was $36.25 per share.

     The Selling Stockholders from time to time may offer and sell the Shares directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution."

     The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act. See "Plan of Distribution" herein for indemnification arrangements among Medaphis and the Selling Stockholders.

     THERE ARE CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN MEDAPHIS COMMON STOCK. FOR A DISCUSSION OF SUCH RISKS, SEE "RISK FACTORS" BEGINNING ON PAGE 3.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS             , 1996

                             AVAILABLE INFORMATION

     Medaphis is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information filed with the Commission by Medaphis can be inspected and copied at the office of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on the Nasdaq National Market and such reports, proxy statements and other information concerning Medaphis can be inspected and copied at the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1506.

     Medaphis has filed with the Commission a registration statement on Form S-3 (together with any amendments, the "Registration Statement") under the 1933 Act, covering the shares of Medaphis Common Stock being offered by this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information and undertakings set forth in the Registration Statement and reference is made to such Registration Statement, including exhibits, which may be inspected and copied in the manner and at the locations specified above, for further information with respect to Medaphis and the Medaphis Common Stock. Statements contained in this Prospectus concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission by Medaphis are incorporated by reference into this Prospectus:

        (i) Medaphis' Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed on April 1, 1996;

          (ii) Medaphis' Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, filed on May 15, 1996;

          (iii) Medaphis' Current Reports on Form 8-K filed on April 3, 1995 (as amended by Form 8-K/A filed on April 5, 1995), October 13, 1995, January 19, 1996, February 12, 1996, February 29, 1996, April 3, 1996, May 21,
     1996, May 24, 1996, May 29, 1996, July 3, 1996 and July 9, 1996; and

          (iv) The description of the Medaphis Common Stock in Medaphis' Registration Statement on Form 8-A/A filed on May 22, 1996.

     In addition, all documents filed by Medaphis pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made pursuant to the Registration Statement shall be deemed to be incorporated by reference into and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document so incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which is also incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

     Medaphis will provide, without charge, to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (not including exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for copies should be directed to Melissa Coley, Investor Relations Coordinator, Medaphis Corporation, 2700 Cumberland Parkway, Suite 300, Atlanta, Georgia 30339, telephone (770) 444-5300.

                                  THE COMPANY

     Medaphis is a leading provider of business management services and systems to the healthcare industry. Medaphis' services and systems are designed to assist its clients with the business management functions associated with the delivery of healthcare services, thereby permitting physicians and hospitals to focus on providing quality medical services to their patients. Medaphis also provides subrogation and related recovery services primarily to healthcare payors, scheduling and information management systems to hospitals and emerging integrated healthcare delivery systems and systems integration and work flow engineering services. Medaphis' scheduling and information systems are designed to improve efficiency by automating certain scheduling and related management functions within a healthcare facility. The Company's systems integration and work flow engineering services are designed to increase flexibility, improve end-user access to information and increase decision-making capabilities through the strategic use and development of client/server, imaging and other advanced technologies. Medaphis currently provides business management services and systems to approximately 19,700 physicians and over 2,200 hospitals in all 50 states, subrogation and recovery services to healthcare plans covering in excess of 24 million people throughout the United States and systems integration and work flow engineering services in the United States and abroad.

     Medaphis is incorporated under the laws of the State of Delaware. Medaphis Common Stock is traded on the Nasdaq National Market under the symbol "MEDA." Unless the context otherwise requires, reference to Medaphis includes Medaphis Corporation and its subsidiaries. Medaphis' principal executive offices are located at 2700 Cumberland Parkway, Suite 300, Atlanta, Georgia 30339, and its telephone number is (770) 444-5300.

                                  RISK FACTORS

     In addition to the other information included or incorporated by reference in this Prospectus, the following factors should be considered carefully in evaluating an investment in Medaphis Common Stock. This Prospectus contains and incorporates by reference certain forward-looking statements, including, but not limited to, statements regarding product development initiatives, the status of Medaphis' physician billing operations, the status and future prospects of Medaphis' re-engineering and consolidation project and the status and scope of the Federal Investigation described below. The actual results of such matters may differ materially from such forward-looking statements due to risks and uncertainties set forth under this caption and in other reports and registration statements filed by Medaphis under the 1933 Act and the Exchange Act.

     Acquisitions; Future Operating Results; Re-Engineering Project; Margin Pressure. Medaphis' expansion strategy involves both acquisitions and internal growth. Although Medaphis has successfully acquired businesses and effectively integrated their operations in the past, there can be no assurance that Medaphis will be able to continue to make successful acquisitions in the future or that any such acquisitions will be successfully integrated into Medaphis's operations. Furthermore, there can be no assurance that an acquisition will not have an adverse effect upon Medaphis' operating results, particularly in the fiscal quarters immediately following the consummation of such acquisition. There can be no assurance that Medaphis will be able to continue to operate an acquired business in a profitable manner. Although Medaphis has reported net income for each of the past four fiscal years (and would have reported net income in fiscal 1991 but for the restatement of its financial statements as a result of previous acquisitions accounted for under the pooling of interests method of accounting) and has expanded its operations through acquisitions and internal growth, there can be no assurance that Medaphis will be able to sustain profitability or revenue growth on an annual or quarterly basis in the future, that fluctuations in quarter-to-quarter or year-to-year operating results will not occur or that any such quarter-to-quarter or year-to-year fluctuations will not be material. In addition, Medaphis recorded restructuring and other charges in the first quarter of 1995 relating to its announced re-engineering and consolidation project. There can be no assurance that this re-engineering and consolidation project will be successful, will achieve any cost or labor efficiencies or will not have an adverse effect upon Medaphis' operations. Finally, Medaphis is experiencing margin pressure in the billing and accounts receivable management services operations of Medaphis Physician Services Corporation ("MPSC"). MPSC did not significantly contribute to Medaphis' overall results of operations during the second half of 1995. During the first quarter of 1996, Medaphis' Services Division contributed positively to the operating results of Medaphis. However, MPSC adversely affected the results of operations of the Services Division for the quarter ended March 31, 1996. Management does not expect this trend to improve materially until further progress is made with, among other things, Medaphis' re-engineering and consolidation project and overall operations of MPSC. To date, Medaphis has been able to offset margin pressure in MPSC's operations through growth in its technology operations, but there can be no assurance that Medaphis will be able to continue such trend in the future.

     Pending Federal Investigation; Putative Class Action Lawsuits. The United States Attorney's Office for the Central District of California is conducting an investigation (the "Federal Investigation") of Medaphis' billing and collection practices in its offices located in Calabasas and Cypress, California (the "Designated Offices"). Medaphis first became aware of the Federal Investigation when it received search warrants and grand jury subpoenas on June 13, 1995. Although the precise scope of the Federal Investigation is not known at this time, Medaphis believes that the U.S. Attorney's Office is investigating allegations of billing fraud and that the inquiry is focused upon Medaphis' billing and collection practices in the Designated Offices. Numerous federal and state civil and criminal laws govern medical billing and collection activities. In general, these laws provide for various fines, penalties, multiple damages, assessments and sanctions for violations, including possible exclusion from Medicare, Medicaid and certain other federal and state healthcare programs. Although the Designated Offices represent less than 2% of Medaphis' annual revenue, there can be no assurance that the Federal Investigation will be resolved promptly, that additional subpoenas or warrants will not be received by Medaphis or that the Federal Investigation will not have a material adverse effect upon Medaphis. Medaphis reported a charge of $12 million in 1995 for the administrative fees, costs and expenses it anticipates incurring in connection with the Federal Investigation and the putative class action lawsuits described below. The charge is intended to cover only the anticipated administrative expenses of the Federal Investigation and the lawsuits and does not include any provision for fines, penalties, damages, assessments, judgments or sanctions that may arise out of such matters.

     Following the announcement of the Federal Investigation, Medaphis, various of its officers and directors and the lead underwriters associated with Medaphis' public offering of common stock in April 1995 were named as defendants in putative stockholder class action lawsuits filed in federal district court for the Northern District of Georgia. In general, these lawsuits alleged violations of the federal securities laws in connection with Medaphis' filings under the federal securities acts, including the registration statement filed in connection with Medaphis' public offering in April 1995. On October 13, 1995, the named plaintiffs in these lawsuits filed a consolidated class action complaint (the "Consolidated Complaint"). On January 3, 1996, the court denied defendants' motion to dismiss the Consolidated Complaint which argued that the Complaint failed to state a claim upon which relief may be granted. On April 11, 1996, certain of the named plaintiffs to the Consolidated Complaint voluntarily dismissed with prejudice all of their claims. As a result of these dismissals, the Consolidated Complaint no longer contains any claims based on the 1933 Act, and Medaphis' underwriters and outside directors are no longer named as defendants. On June 26, 1996, the court denied the plaintiffs' motion to certify a plaintiffs' class. Medaphis believes that it has meritorious defenses to this action and intends to assert them vigorously.

     Governmental Budgetary Constraints and Healthcare Reform. In the 1995 session of the United States Congress, the focus of healthcare legislation was on budgetary and related funding mechanism issues. A number of reports, including the 1995 Annual Report of the Board of Trustees of the Federal Hospital Insurance Program (Medicare), have projected that the Medicare "trust fund" is likely to become insolvent by the year 2002 if the current growth rate of approximately 10% per annum in Medicare expenditures continues. Similarly, federal and state expenditures under the Medicaid program are projected to increase significantly during the same seven-year period. In response to these projected expenditure increases, and as part of an effort to balance the federal budget, both the Congress and the Clinton Administration have made proposals to reduce the rate of increase in projected Medicare and Medicaid expenditures and to change funding mechanisms and other aspects of both programs. Congress has passed legislation that would reduce projected expenditure increases substantially and would make significant changes in the Medicare and the Medicaid programs. The Clinton Administration has proposed alternate measures to reduce, to a lesser extent, projected increases in Medicare and Medicaid expenditures. As of the date of this Prospectus, neither proposal has become law.

     The Medicare legislation that has been adopted by Congress would reduce projected expenditure increases by a variety of means, including limitations on payments to providers, increased beneficiary premiums for physician and certain other services, and limited incentives for Medicare beneficiaries to enroll in health maintenance organizations and other managed care plans or to accept Medicare coverage with a substantially increased deductible, with the savings being available to the beneficiaries to pay non-covered expenses. Medaphis cannot predict the effect on it if such Medicare legislation is adopted into law. The proposed changes in physician payments alter the formula for determining aggregate Medicare funds available for physician payments and are designed to ensure that such payments do not decline in the 1996-2002 federal fiscal years, but Medaphis cannot determine whether the physician payment changes would in future years have an adverse effect on its revenues or earnings. If the incentives for Medicare beneficiaries to enroll in health maintenance organizations and other managed care plans result in an increase in physician payments made by health maintenance organizations and other managed care plans, fees paid to Medaphis by physicians for billing and collection services provided by Medaphis could be adversely affected. Changes in the Medicaid program would reduce the number and extent of federal mandates concerning how state Medicaid programs operate (including levels of benefits provided and levels of payments to providers) and would change the funding mechanism from a sharing formula between the federal government and a state to "block grant" funding. Medaphis cannot predict the effect of any such legislation, if adopted, on its operations.

     Although Congress, in 1995, did not consider healthcare reform proposals, Medaphis anticipates that numerous healthcare reform proposals will continue to be introduced in future sessions of Congress. Medaphis cannot predict whether any such proposal will be adopted or the effect on Medaphis of any proposal that does become law.

     A number of states in which Medaphis has operations either have adopted or are considering the adoption of healthcare reform proposals at the state level. These state reform laws have, in may cases, not been fully implemented. Medaphis cannot predict the effect of proposed state healthcare reform laws on its operations. Additionally, certain reforms are occurring in the healthcare market which may continue regardless of whether comprehensive federal or state healthcare reform legislation is adopted and implemented. These market reforms include certain employer initiatives such as creating purchasing cooperatives and contracting for healthcare services for employees through managed care companies (including health maintenance organizations), and certain provider initiatives such as risk-sharing among healthcare providers and managed care companies through capitated contracts and integration among hospitals and physicians into comprehensive delivery systems. Consolidation of management and billing services by integrated delivery systems may result in a decrease in demand for Medaphis' billing and collection services for particular physician practices, but this decrease may be offset by an increase in demand for Medaphis' consulting and comprehensive business management services (including billing and collection services) for the new provider systems.

     Existing Government Regulation. Existing governmental regulation can adversely affect Medaphis' business through, among other things, its potential to reduce the amount of reimbursement received by Medaphis' clients for healthcare services. A significant portion of Medaphis' revenue is derived from management fees which are based upon a percentage of net collections of healthcare receivables. During the past decade, federal and state governments have implemented legislation designed to stimulate a reduction in the increase in healthcare costs and it is anticipated that such legislative initiatives will continue. Medaphis also is subject to applicable federal and state billing and credit collection agency laws and regulations. There can be no assurance that current or future government regulations or healthcare reform measures will not have a material adverse effect upon Medaphis' business.

     Competition. Medaphis faces intense competition in each of the areas in which it does business. In providing business management systems and services to physicians and hospitals, Medaphis competes with certain national information management systems and transaction processing organization, certain regional companies which provide such systems or services and certain physician groups and hospitals which provide their own business management services. In providing subrogation and recovery services, Medaphis competes primarily with the internal recovery operations of potential customers and with certain regional subrogation recovery vendors. In terms of providing systems integration and workflow engineering systems and services, Medaphis competes with national, regional and local companies specializing in information technology and systems integration consulting services, national and regional application development companies, the software development and systems integration units of national computer equipment manufacturers, large information systems facilities management and outsourcing organizations, national "Big Six" accounting firms and the information systems groups of large general management consulting firms. Certain of Medaphis' competitors have longer operating histories and greater financial, technical and marketing resources than Medaphis. There can be no assurance that competition from current or potential competitors will not have a material adverse effect upon Medaphis.

     Evolving Industry Standards; Rapid Technological Changes. The markets for Medaphis' software products are characterized by rapidly changing technology, evolving industry standards and frequent new products and product enhancements. Medaphis' success in its business will depend upon its continued ability to enhance its existing products, to introduce new products on a timely and cost effective basis to meet evolving customer requirements, to achieve market acceptance for new product offerings and to respond to emerging industry standards and other technological changes. There can be no assurance that Medaphis will be able to respond effectively to technological changes or new industry standards. Moreover, there can be no assurance that competitors of Medaphis will not develop competitive products, or that any such competitive products will not have an adverse effect upon Medaphis' operating results.

     Systems Integration Projects. Medaphis' systems integration operations typically have large projects which involve re-engineering various client operations through the use of imaging, client/server and other advanced technologies. Certain of Medaphis' systems integration contracts have included significant initial license fees. Failure to meet expectations with respect to a major project could damage Medaphis' reputation as a systems integrator, affect its ability to attract new systems integration business, result in the payment of liquidated or other damages to the client and jeopardize Medaphis' ability to collect for systems integration services already performed on the project. Moreover, given the size and complexity of the large-scale systems integration contracts entered into by Medaphis and the license fees associated therewith, the results of operations of Medaphis' Systems Division could be subject to significant quarterly fluctuations based upon the timing of receipt of large-scale re-engineering contracts. However, management of Medaphis anticipates that the episodic nature of its existing systems integrations operations should be partially offset over time by the results of operations of BSG Corporation and Rapid Systems Solutions, Inc. (both of which were recently acquired by Medaphis), which historically have had a larger number of smaller systems integration projects that have not included initial license fees.

     Possible Volatility of Stock Price. Medaphis believes factors such as announcements with respect to healthcare reform measures, the Federal Investigation, acquisitions and quarter-to-quarter and year-to-year variations in financial results could cause the market price of Medaphis Common Stock to fluctuate substantially. Any adverse announcement with respect to healthcare reform measures, the Federal Investigation, acquisitions or any shortfall in revenue or earnings from levels expected by securities analysts could have an immediate and significant adverse effect on the trading price of Medaphis Common Stock in any given period. As a result, the market for Medaphis Common Stock may experience material adverse price and volume fluctuations.

     Dependence on Senior Management. Medaphis' success depends upon the continued contributions of its senior management. Medaphis enters into confidentiality and non-solicitation agreements with its executive officers and key employees. In general, these agreements contain certain covenants on the part of the executive or key employee concerning confidential and proprietary information of Medaphis and preclude the executive or key employee from soliciting customers or employees of Medaphis during the twelve-month period following termination of employment. The loss of services of certain of Medaphis' executive officers could have a material adverse effect upon the respective businesses of Medaphis.

                                USE OF PROCEEDS

     Medaphis will not receive any of the proceeds from the sale of the Shares. All of the proceeds from the sale of the Shares will be received by the Selling Stockholders.

                              SELLING STOCKHOLDERS

     The following table provides the names and the number of shares of Medaphis Common Stock owned by each Selling Stockholder. Since the Selling Stockholders may sell all, some or none of the Shares that may be offered hereby, no estimate can be made of the aggregate number of Shares that will actually be offered hereby or that will be owned by each Selling Stockholder upon completion of the offering to which this Prospectus relates.

     The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:

                                                           SHARES
                                                        BENEFICIALLY                     SHARES
                                                       OWNED PRIOR TO    PERCENT OF    THAT MAY BE
                   SELLING STOCKHOLDER                 THE OFFERING(2)     CLASS       OFFERED(3)
    -------------------------------------------------  ---------------   ----------   -------------
    Lori T. Caudill(1)...............................      489,927             *         250,000
    Carol T. Shumaker(1).............................      489,927             *         250,000
    Alyson T. Stinson(1).............................      489,927             *         250,000

- ---------------

  * less than 1%
(1) The Selling Stockholders are former stockholders of MMS. On or around January 2, 1996, the Selling Stockholders, together with certain other individuals and related trusts, acquired an aggregate of 3,999,996 shares of Medaphis Common Stock in connection with the acquisition of MMS by Medaphis. Ms. Caudill, Ms. Shumaker and Ms. Stinson, together with the other former stockholders of MMS and certain other persons, may be deemed to be a "group" within the meaning of Rule 13d-5 under the Exchange Act by virtue of acquiring shares of Medaphis Common Stock as described above. Thus, pursuant to Rule 13d-5, Ms. Caudill, Ms. Shumaker and Ms. Stinson each may be deemed to beneficially own all shares of Medaphis Common Stock owned by each other and by the other former stockholders of MMS. Ms. Caudill, Ms. Shumaker and Ms. Stinson each disclaim beneficial ownership of such shares. Ms. Caudill, Ms. Shumaker and Ms. Stinson are daughters of James F. Thacker, who became an employee of Medaphis in connection with the acquisition of MMS by Medaphis.
(2) Excludes, with respect to the Selling Stockholders, 2,500,149 shares of Medaphis Common Stock beneficially owned or deemed to be beneficially owned by James F. Thacker and certain related trusts. Includes, with respect to each Selling Stockholder, 250,000 Shares that may be offered by such Selling Stockholder pursuant to this Prospectus, which Shares are also beneficially owned by Mr. Thacker. The 750,000 Shares that may be offered by the Selling Stockholders pursuant to this Prospectus were borrowed from Mr. Thacker. The Selling Stockholders are severally obligated to repay the borrowing by delivering to Mr. Thacker shares of Medaphis Common Stock equal in number to the borrowed shares upon the earlier of (x) five business days after receipt from Mr. Thacker of written notice demanding repayment and (y) July 1, 1998.
(3) As described above in footnote (2), the 750,000 Shares that may be offered by the Selling Stockholders pursuant to this Prospectus were borrowed from James F. Thacker.

                              PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by the Selling Stockholders, or by pledges, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following, (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. At the time a particular offer is made, a Prospectus supplement, if required, will be distributed that sets forth the name or names of agents or broker-dealers, any commissions and other terms constituting compensation and any other required information. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales.

     In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell shares short and redeliver the Shares registered hereunder to close out short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus. The Selling Stockholders may also loan or pledge the Shares registered hereunder to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged Shares pursuant to this Prospectus. As of the date of this Prospectus, to the Company's knowledge, there are no selling arrangements between the Selling Stockholders and any broker-dealer.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the 1933 Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the 1933 Act.

     Pursuant to the Registration Rights Agreement, Medaphis has filed the Registration Statement, of which this Prospectus forms a part, with respect to the sale of the Shares. Medaphis has agreed to use its reasonable best efforts to keep the Registration Statement current and effective through the earlier of the sale of all of the Shares or twenty-one days following the effective date of the Registration Statement.

     Medaphis will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. Medaphis will bear the costs of registering the Shares under the 1933 Act, including the registration fee under the 1933 Act, legal and accounting fees and any printing expenses. The Selling Stockholders will bear all other expenses in connection with this offering, including selling commissions and brokerage fees, and fees and expenses of counsel for the Selling Stockholders.

     The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving the Shares against certain liabilities, including liabilities arising under the 1933 Act. Medaphis and the Selling Stockholders have agreed to indemnify each other and certain other persons (including, in the case of Medaphis, broker-dealers) against certain liabilities in connection with the offering of the Shares, including liabilities arising under the 1933 Act.

                                 LEGAL MATTERS

     The legality of the Shares will be passed upon for the Selling Stockholders by King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303-1763.

                                    EXPERTS

     The supplemental consolidated financial statements of Medaphis as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995 included in Medaphis' Current Report on Form 8-K filed on July 9, 1996 and incorporated by reference herein and the financial statement schedule of Medaphis included in Medaphis' Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports thereon included in Medaphis' Current Report on Form 8-K filed on July 9, 1996 and in Medaphis' Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference. Such supplemental consolidated financial statements and financial statement schedule have been incorporated herein in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

     The combined financial statements of MMS as of December 31, 1993 and 1994 and for each of the three years in the period ended December 31, 1994 included in Medaphis' Current Report on Form 8-K filed on January 19, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in Medaphis' Current Report on Form 8-K filed on January 19, 1996 and incorporated herein by reference. Such combined financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

     The financial statements of The Receivables Management Division of MedQuist Inc. as of and for the year ended December 31, 1994 included in Medaphis' Current Report on Form 8-K filed on January 19, 1996 incorporated by reference in this Form S-3 have been audited by Arthur Andersen LLP, independence public accountants, as stated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

     The balance sheets of Healthcare Recoveries, Inc. as of June 30, 1993 and 1994 and the statements of operations, changes in stockholders' (deficit) and cash flows for each of the three years in the period ended June 30, 1994 included in Medaphis' Current Report on Form 8-K filed on October 13, 1995 and incorporated herein by this reference have been incorporated herein in reliance on the report, which includes an explanatory paragraph regarding a change in the method of accounting for income taxes, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of BSG Corporation as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 incorporated in this Prospectus by reference to Medaphis' Current Report on Form 8-K filed on April 3, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The combined financial statements of the Atwork Companies as of and for the years ended December 31, 1993 and 1994 included in Medaphis' Current Report on Form 8-K filed on April 3, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in Medaphis' Current Report on Form 8-K filed on April 3, 1995 and incorporated herein by reference. Such combined financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Health Data Sciences Corporation and subsidiary as of March 31, 1995 and 1996 and for each of the three years in the period ended March 31, 1996 included in Medaphis' Current Report on From 8-K filed on July 3, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in Medaphis' Current Report on Form 8-K filed on July 3, 1996 and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

- ------------------------------------------------------
- ------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MEDAPHIS OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IN CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents By
  Reference...........................    2
The Company...........................    3
Risk Factors..........................    3
Use of Proceeds.......................    6
Selling Stockholders..................    7
Plan of Distribution..................    7
Legal Matters.........................    8
Experts...............................    8

- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
                                 750,000 SHARES

                              MEDAPHIS CORPORATION
                                  COMMON STOCK
                                ($.01 PAR VALUE)
                              --------------------

                                   PROSPECTUS
                              --------------------
                                 July   , 1996
- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS




ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Securities and Exchange Commission Registration Fee            $     9,568.97
     Legal Fees and Expenses                                        $       10,000
     Accounting Fees and Expenses                                   $       50,000
     Blue Sky Fees and Expenses (including
       legal fees and expenses)                                     $        3,000
     Printing                                                       $        1,000
     Miscellaneous                                                  $       431.03
                                                                    --------------
     TOTAL                                                          $       74,000
                                                                    ==============

     All of the above items, except for the registration fee, are estimates. The Selling Stockholders will not bear any of the expenses set forth above.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The following summary is qualified in its entirety by reference to the complete text of the statute, Amended and Restated Certificate of Incorporation, as amended, Amended and Restated By-Laws and agreement referred to below.

     The Registrant's Amended and Restated By-Laws provide that each person who was or is made a party to, is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant (or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity), will be indemnified and held harmless by the Registrant to the fullest extent permitted by the Delaware General Corporation Law as it currently exists or is later amended.

     Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys'
fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

     The Registrant's Amended and Restated Certificate of Incorporation, as amended, provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction in which the director derived an improper personal benefit.

     In addition, the Registrant and Randolph G. Brown are parties to an agreement pursuant to which the Registrant has agreed to indemnify and hold harmless Mr. Brown to the fullest extent permitted by the Delaware General Corporation Law as it presently exists or to such greater extent as such law may subsequently be amended.

     The Registrant maintains directors and officers liability insurance. Such policies have a deductible of $350,000 and an annual per occurrence and aggregate cap on coverage of $25 million.


ITEM 16.      EXHIBITS

Exhibit       Description
- -------       -----------

2.1 Merger Agreement dated as of December 29, 1995, by and among Registrant, CarSub, Inc., and Medical Management Sciences, Inc. (incorporated by reference to Exhibit 2.1 to Registrant's Current Report on Form 8-K filed on January 19, 1996).

4.1 Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 4.1 of Registrant's Registration Statement on Form S-8, File No. 333-03213).

4.2 Certificate of Amendment of Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3 of Registrant's Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 1993).

4.3 Certificate of Amendment of Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit
              3.3 of. Registrant's Registration Statement on Form 8-A/A, filed on May 22, 1996)

4.4 Certificate of Amendment of Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit
              4.4 of Registrant's Registration Statement on Form S-8, File No. 333-03213).

4.5 Amended and Restated By-Laws of Registrant (incorporated by reference to Exhibit 3.2 of Registrant's Annual Report on Form 10-K, File No. 000-19480).

4.6           Form of Registration Rights Agreement among Registrant, William J.
              DeZonia, Lori T. Caudill, Carol T. Shumaker, Alyson T. Stinson, James F. Thacker, James F. Thacker Retained Annuity Trust and Paulanne H. Thacker Retained Annuity Trust (incorporated by reference to Exhibit 4.1 to Registrant's Current Report on Form 8-K filed on January 19, 1996).

5.1 Opinion of King & Spalding regarding legality of shares being registered.

23.1          Consent of Deloitte & Touche LLP.

23.2          Consent of Price Waterhouse LLP.

23.3          Consent of Coopers & Lybrand L.L.P.

23.4          Consent of Arthur Andersen LLP.

23.5 Consent of King & Spalding (contained in the opinion filed as Exhibit 5.1).

24.1 Powers of Attorney of the officers and directors of Registrant signing this Registration Statement (appears at page II-6).


ITEM 17.      UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

        (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such labilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Medaphis Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 12th day of July, 1996.


                                     MEDAPHIS CORPORATION


                                     By: /s/ Randolph G. Brown
                                         -------------------------
                                         Randolph G. Brown
                                         Chairman, Chief Executive
                                         Officer and President

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randolph G. Brown and Michael R. Cote and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




Signature                        Title                          Date
- ---------                        -----                          ----
/s/ Randolph G. Brown
- ------------------------         Chairman, Chief Executive      July 12, 1996
Randolph G. Brown                Officer, President
                                 and Director


/s/ Michael R. Cote
- ------------------------         Senior Vice                    July 12, 1996
Michael R. Cote                  President -- Finance,
                                 Chief Financial
                                 Officer and Assistant
                                 Secretary


/s/ James S. Douglass
- ------------------------         Vice President, Corporate      July 12, 1996
James S. Douglass                Controller and Chief
                                 Accounting Officer


/s/ Robert C. Bellas, Jr.
- ------------------------         Director                       July 12, 1996
Robert C. Bellas, Jr.


/s/ David E. McDowell
- ------------------------         Director                       July 12, 1996
David E. McDowell


/s/ David R. Holbrooke, M.D.
- ------------------------         Director                       July 12, 1996
David R. Holbrooke, M.D.


/s/ Dennis A. Pryor
- ------------------------         Director                       July 12, 1996
Dennis A. Pryor

/s/ Steven G. Papermaster        Director                       July 12, 1996
- ------------------------
Steven G. Papermaster


                                 EXHIBIT INDEX

Exhibit  Description                                                                  Page
- -------  -----------                                                                  ----
2.1      Merger Agreement dated as of December 29, 1995, by and among
         Registrant, CarSub, Inc., and Medical Management Sciences, Inc.
         (incorporated by reference to Exhibit 2.1 to Registrant's Current
         Report on Form 8-K filed on January 19, 1996).

4.1      Amended and Restated Certificate of Incorporation of Registrant
         (incorporated by reference to Exhibit 4.1 of Registrant's Registration
         Statement on Form S-8, File No. 333-03213).

4.2      Certificate of Amendment of Amended and Restated Certificate of
         Incorporation of Registrant (incorporated by reference to Exhibit 3 of Registrant's Quarterly Report on Form 10-Q for the Quarterly Period
         Ended March 31, 1993).

4.3      Certificate of Amendment of Amended and Restated Certificate of
         Incorporation of Registrant (incorporated by reference to Exhibit 3.3 of Registrant's Registration Statement on Form 8-A/A, filed on May 22,
         1996).

4.4      Certificate of Amendment of Amended and Restated Certificate of
         Incorporation of Registrant (incorporated by reference to Exhibit 4.4 of Registrant's Registration Statement on Form S-8, File No.
         333-03213).

4.5 Amended and Restated By-Laws of Registrant (incorporated by reference to Exhibit 3.2 of Registrant's Annual Report on Form 10-K, File No.
         000-19480).

4.6      Form of Registration Rights Agreement among Registrant, William J.
         DeZonia, Lori T. Caudill, Carol T. Shumaker, Alyson T. Stinson, James
         F. Thacker, James F. Thacker Retained Annuity Trust and Paulanne H.
         Thacker Retained Annuity Trust (incorporated by reference to Exhibit
         4.1 to Registrant's Current Report on Form 8-K filed on January 19,
         1996).

5.1 Opinion of King & Spalding regarding legality of shares being registered.

23.1     Consent of Deloitte & Touche LLP.

23.2     Consent of Price Waterhouse LLP.

23.3     Consent of Coopers & Lybrand L.L.P.

23.4     Consent of Arthur Andersen LLP.

23.5     Consent of King & Spalding (contained in the opinion filed as Exhibit
         5.1).

24.1 Powers of Attorney of the officers and directors of Registrant signing this Registration Statement (appears at page II-6).

